Exhibit 99.1

Port Arthur, Texas Hospital Damaged by Hurricane Rita

    FRANKLIN, Tenn.--(BUSINESS WIRE)--Sept. 26, 2005--IASIS Healthcare(R) LLC announced today that The Medical Center of Southeast Texas, located in Port Arthur, Texas, was damaged during Hurricane Rita. During an initial inspection of the hospital on Sunday, crews found that the roof had been compromised, allowing rain leakage into the facility. There does not appear to be any flooding from storm surge or other visible structural damage to the facility. There is no municipal power, water or sewer service available. The Medical Center remains closed for further assessment and repairs.
    The hospital was successfully evacuated last week prior to the hurricane's landfall. There were no patients or staff in the hospital at the time of the hurricane.
    At this time, IASIS LLC cannot yet estimate the amount of damage to the facility, when operations will resume or the ultimate financial impact of Hurricane Rita. The Company maintains property and business interruption insurance coverage on the facility.
    "As a member of this community, we are heartbroken by the extensive damage caused by Hurricane Rita throughout Port Arthur and the surrounding areas. We sympathize with the many people, including our own employees, who have suffered devastating personal losses. We are committed to providing hospital services here and will work fervently to repair The Medical Center so that it can reopen to serve this community with our committed medical staff at the earliest possible time," said David R. White, chairman and chief executive officer of IASIS Healthcare.
    The Medical Center of Southeast Texas, located on the Gulf Coast in Port Arthur, Texas, is a new 224-bed facility, which opened in April 2005.
    IASIS LLC, located in Franklin, Tennessee, is a leading owner and operator of medium-sized acute care hospitals in high-growth urban and suburban markets. The Company operates its hospitals with a strong community focus by offering and developing healthcare services targeted to the needs of the markets it serves, promoting strong relationships with physicians and working with local managed care plans. IASIS LLC owns or leases 14 acute care hospitals and one behavioral health hospital with a total of 2,225 beds in service and has total annual net revenue of approximately $1.5 billion. These hospitals are located in five regions: Salt Lake City, UT; Phoenix, AZ; Tampa-St. Petersburg, FL; Las Vegas, NV; and three cities in Texas, including San Antonio. IASIS LLC also owns and operates a Medicaid managed health plan in Phoenix that serves over 112,000 members. In addition, the Company has ownership interests in three ambulatory surgery centers. For more information on IASIS LLC, please visit the Company's website at www.iasishealthcare.com.
    This press release contains forward-looking statements within the meaning of the federal securities laws, which are intended to be covered by the safe harbors created thereby. These forward-looking statements include all statements that are not historical statements of fact and those regarding our intent, belief or expectations including, but not limited to, the discussions of our operating and growth strategy (including possible acquisitions and dispositions), projections of revenue, income or loss, capital expenditures and future operations. Forward-looking statements involve risks and uncertainties including, without limitation, the risks and uncertainties related to our ability to generate sufficient cash to service our existing indebtedness, our substantial level of indebtedness that could adversely affect our financial condition, the financial impact of Hurricane Rita on The Medical Center of Southeast Texas, including the timing of reopening the facility, our ability to retain and negotiate favorable contracts with managed care plans, changes in legislation that may significantly reduce government healthcare spending and our revenue, our hospitals' competition for patients from other hospitals and healthcare providers, our hospitals facing a growth in bad debts resulting from increased self-pay volume and revenue, our ability to recruit and retain quality physicians, our hospitals' competition for staffing, which may increase our labor costs and reduce profitability, our failure to comply with extensive laws and government regulations, the outcome of (and expenses incurred in connection with) an ongoing OIG investigation, the possibility that we may become subject to additional federal and state investigations in the future, our ability to satisfy regulatory requirements with respect to our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002, a failure of our information systems that would adversely affect our ability to properly manage our operations, an economic downturn or other material change in any one of the regions in which we operate, potential liabilities because of claims brought against our facilities, increasing insurance costs that may reduce our cash flows and net earnings, our ability to control costs at Health Choice, the possibility of Health Choice's contract with the Arizona Health Care Cost Containment System being discontinued, significant competition from other healthcare companies and state efforts to regulate the sale of not-for-profit hospitals that may affect our ability to acquire hospitals, difficulties with the integration of acquisitions that may disrupt our ongoing operations, difficulties with consolidation of our new hospital that may disrupt our ongoing operations and require unanticipated capital expenditures, the significant capital expenditures that would be involved in the construction of other new hospitals that could have an adverse effect on our liquidity, state efforts to regulate the construction or expansion of hospitals that could impair our ability to operate and expand our operations, potential responsibilities and costs under environmental laws that could lead to material expenditures or liability, and those risks, uncertainties and other matters detailed in IASIS LLC's Annual Report on Form 10-K for the fiscal year ended September 30, 2004, as filed with the Securities and Exchange Commission.
    Although we believe that the assumptions underlying the forward-looking statements contained in this press release are reasonable, any of these assumptions could prove to be inaccurate, and, therefore, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, you should not regard the inclusion of such information as a representation by the Company or any other person that our objectives and plans will be achieved. We undertake no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events and circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

    CONTACT: IASIS Healthcare LLC, Franklin
             Investors: W. Carl Whitmer, 615-844-2747 or
             News Media: Tomi Galin, 615-467-1255